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                                  EXHIBIT 4.2


     Resolutions adopted by the Board of Directors of the Company on September 27, 1999 amending the Plan to limit the number of shares which may be issued under the Plan to a single director and to limit the total number of shares which may be issued under the Plan:

               RESOLVED that the Company plan with regard to ownership of Company stock by members of the Board of Directors adopted at a meeting of the Board on January 19, 1999 is hereby amended to provide that (i) no single officer or director may acquire under the plan more than one percent (1%) of the shares of the Company's Common Stock outstanding on the date of adoption of that policy; and (ii) together with all other plans of the Company (other than plans for which shareholder approval is not required under subsections (1) and (3) of
          Section 312.03 of the Listed Company Manual of the New York Stock Exchange) the plan shall not permit the issuance of more than five percent (5%) of the Company's Common Stock outstanding on the date the policy was adopted.